Exhibit 99.1

Veritone Reports Financial Results

for the Fourth Quarter and Full Year of 2017

COSTA MESA, CA – February 26, 2018 – Veritone, Inc. (NASDAQ: VERI), a leading provider of artificial intelligence (AI) analytics and cognitive solutions, today reported results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter 2017 Key Performance Indicators (KPIs)

Veritone aiWARE™ Artificial Intelligence Platform

•	57 customers on the platform at the end of the quarter, compared with 18 at the prior-year quarter end, an increase of 217%.

•	467 total accounts on the platform at the end of the quarter, compared with 23 at the prior year quarter-end.

•	151 active third-party cognitive engines on the platform at the end of the quarter, compared with 41 at the prior year quarter-end, an increase of 268%.

•	1.36 million total hours of video and audio files processed during the quarter, compared with 447,000 in the prior year period, an increase of 204%. During 2017, the Company processed 2.87 million hours of video and audio files, an increase of 151% compared with 2016.

•	$360,000 in total contract value (TCV) of new bookings received during the quarter, compared with $163,000 in the prior year period, an increase of 121%.

•	$173,000 in monthly recurring revenue under agreements in effect at the end of the quarter, compared with $46,000 at the prior year quarter-end, an increase of 276%.

Media Agency Business

•	Added 14 net new customers under master service agreements during the quarter, compared with 15 net new customers added in the prior year period.

•	57 active customers at the end of the quarter, compared with 39 customers at the prior year quarter-end, an increase of 46%.

•	Average media spend per customer of $464,000 during the quarter, compared with $572,000 in the prior year period, a decrease of 19%.

Fourth Quarter 2017 Operational Highlights

•	Acquired the advanced data analytics software and related intellectual property assets of Atigeo Corporation. Atigeo’s technology will further advance the ability of Veritone’s aiWARE™ platform to intelligently orchestrate cognitive engines and expand the platform’s ability to understand substantially all data types.

•	Launched general availability of the Veritone Developer application, empowering developers of cognitive engines, applications and application programming interfaces (APIs) to bring new AI ideas to life through simple integration with the Veritone aiWARE platform.

•	Achieved Amazon Web Services (AWS) Machine Learning (ML) Competency status, recognizing Veritone’s proven track record of making AI accessible and actionable to leading institutions and organizations.

Fourth Quarter 2017 Financial Results

Net revenues in the fourth quarter of 2017 increased 40% to $3.5 million from $2.5 million in the same period in 2016. Media agency revenues in the quarter totaled $3.0 million, an increase of 37% compared with the prior year period, and SaaS licensing revenues from the Company’s aiWARE platform in the quarter totaled $0.5 million, an increase of 61% compared with the prior year period.

Gross profit in the fourth quarter of 2017 increased 63% to $3.3 million (93.0% of net revenues) from $2.0 million (79.6% of net revenues) in the same period in 2016. The increase in gross margin was due primarily to the operating leverage provided by the Company’s higher net revenues level.

Total operating expenses in the fourth quarter of 2017 increased 72% to $16.1 million from $9.3 million in the same period in 2016. The increase in operating expenses was due primarily to the Company’s higher headcount, particularly in software development, data science, and sales and marketing, as the Company continued to expand its business and enhance its AI platform, including developing new products and functionality.

Loss from operations in the fourth quarter of 2017 was $12.8 million, an increase of $5.4 million compared with a loss from operations of $7.4 million in the fourth quarter of 2016.

Net loss attributable to common stockholders in the fourth quarter of 2017 totaled $12.8 million, or $(0.83) per share (based on 15.3 million weighted average shares outstanding). The Company’s net loss attributable to common stockholders in the fourth quarter of 2016 was $9.9 million, or $(4.12) per share (based on 2.4 million weighted average shares outstanding).

Earnings before interest expense, depreciation, amortization and stock-based compensation (EBITDAS), a non-GAAP financial measure, was a loss of $10.2 million in the fourth quarter of 2017, compared with a loss of $7.2 million in the fourth quarter of 2016. See “About the Presentation of EBITDAS,” below for an explanation of the items excluded from the calculation of EBITDAS and the reconciliation of net loss to EBITDAS following the financial statements at the end of this news release. The higher EBITDAS loss was due primarily to the addition of research and development and sales and marketing resources, which management expects will lead to enhancements in the Company’s aiWARE platform and increased net revenues in the future.

As of December 31, 2017, the Company had cash and cash equivalents and marketable securities of $69.1 million and no long-term debt.

Full Year 2017 Financial Results

Net revenues in 2017 increased 62% to a record $14.4 million from $8.9 million in 2016. Media agency revenues totaled $12.9 million in 2017, an increase of 54% compared with 2016, and SaaS licensing revenues from the Company’s aiWARE platform totaled $1.5 million in 2017, an increase of 189% compared with the prior year.

Gross profit in 2017 increased 82% to $13.3 million (92.6% of net revenues) from $7.3 million (82.3% of net revenues) in 2016. The increase in gross margin was due primarily to the operating leverage provided by the Company’s higher net revenues level.

Total operating expenses in 2017 increased 93% to $60.1 million from $31.1 million in 2016. The increase in operating expenses was due primarily to a $14.4 million increase in stock-based compensation expenses, and to the Company’s higher headcount, particularly in software development, data science, and sales and marketing, as the Company continued to expand its business and enhance its platform, including developing new products and functionality.

Loss from operations in 2017 was $46.8 million, compared with a loss from operations of $23.8 million in 2016.

Net loss attributable to common stockholders in 2017 totaled $64.1 million, or $(6.20) per share (based on 10.3 million weighted average shares outstanding), which included the higher stock-based compensation expenses discussed above, as well as other expenses of $12.9 million related primarily to the write-off of debt discounts and issuance costs upon the conversion of the Company’s outstanding convertible notes and the issuance of stock warrants upon the Company’s initial public offering, and non-cash expenses of $4.5 million relating to the accretion of redeemable preferred stock. The Company’s net loss attributable to common stockholders in 2016 was $30.2 million, or $(14.59) per share (based on 2.1 million weighted average shares outstanding).

For the full year of 2017, EBITDAS was a loss of $30.2 million in 2017, compared with an EBITDAS loss of $21.5 million in 2016. The higher EBITDAS loss was due primarily to the Company’s higher headcount as discussed above.

First Quarter 2018 Key Performance Indicators (KPIs) Outlook

For the first quarter ending March 31, 2018, Veritone expects to achieve the following KPIs for its aiWARE platform:

•	Add eight customers;

•	Add 110 accounts;

•	Add 20 active third-party cognitive engines and one cognitive category; and

•	Process 1.9 million total hours of video and audio content during the quarter.

Management Commentary

“We were very pleased with our execution in the fourth quarter, which saw us achieve strong increases in both the total number of accounts and the number of third-party engines on our aiWARE platform, while continuing to grow net revenues in our media agency business,” said Veritone’s Chairman and CEO Chad Steelberg. “During 2017, we added significant depth and expertise to our software engineering and data science teams, and greatly expanded our sales and marketing team and channels. With these additions, we have great confidence in our ability to continue to enhance the capabilities of our aiWARE platform and generate significant increases in net revenues in 2018 and beyond.”

Conference Call

Veritone will hold a conference call today, February 26, 2018, at 4:30 p.m. Eastern Standard Time (1:30 p.m. Pacific Standard Time) to discuss these results and provide an update on business conditions. Veritone management will host the presentation, followed by a question and answer period. The call will be open to all interested parties through a live audio web broadcast via the Internet at investors.veritone.com. The call will also be available by dialing 866-393-8573 within the U.S. and Canada or 409-350-3155 from abroad.

Please call the conference telephone number 5-10 minutes prior to the start time and reference the conference ID 1968264. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact the Liolios Group at 949-574-3860.

The webcast will be archived on the Veritone investor relations website and a telephonic playback of the conference call will also be available by dialing the following numbers:

Toll-free replay number: 855-859-2056

International replay number: 404-537-3406

Replay ID: 1968264

About Veritone

Veritone (NASDAQ: VERI) is a leading artificial intelligence company that has developed aiWARE, an AWS-certified platform offering orchestrated, cognitive computing to transform and analyze unstructured data for clients in a variety of markets, including media and entertainment, legal, compliance and government. The open platform integrates an ecosystem of best-of-breed cognitive engines, which can be orchestrated together, and a suite of powerful applications, to reveal unprecedented, multivariate insights from linear files such as radio and TV broadcasts, surveillance footage and public and private content globally. Veritone is the presenting sponsor of the Artificial Intelligence Marketplace at CES and has been recognized by Oracle for Excellence in Application Development. To learn more, visit Veritone.com and interact with us on Twitter and LinkedIn.

About the Presentation of EBITDAS

EBITDAS is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from EBITDAS are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define EBITDAS differently. The Company presents EBITDAS because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Management also uses this information internally for forecasting and budgeting. This non-GAAP measure may not be indicative of the historical operating results of Veritone or predictive of potential future results. Investors should not consider EBITDAS in isolation or as a substitute for analysis of the Company’s results as reported in accordance with GAAP.

Safe Harbor Statement

This news release contains forward-looking statements, including without limitation statements regarding the expected impact of the acquired Atigeo technology on the performance of the Company’s aiWARE platform, the ability of the Company’s Veritone Developer application to empower developers to bring new AI ideas to life, the expected numbers of new customers, accounts and active third-party cognitive engines on the platform as of the end of the first quarter of 2018, the total hours of video and audio files expected to be ingested and processed on the platform in the first quarter of 2018, and the Company’s expectation of being able to continue to enhance the capabilities of its aiWARE platform and generate significant increases in net revenues in 2018. In addition, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “plan,” “should,” “could,” “estimate” or “continue” or the plural, negative or other variations thereof or comparable terminology are intended to identify forward-looking statements, and any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements speak only as of the date hereof, and are based on management’s current assumptions, beliefs and information. As such, our actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors. Important factors that could cause such differences include, among other things, the development of the market for cognitive analytics solutions; the ability of third parties to develop and provide additional high quality, relevant cognitive engines and applications; the Company’s ability to successfully identify and integrate such additional third-party cognitive engines and applications onto the Veritone platform, and to continue to be able to access and utilize such engines and applications, and the cost thereof; technical challenges the Company may face in standardizing its APIs to facilitate and expedite such integration; the Company’s ability to continue to develop and add additional capabilities and features to its aiWARE platform; the Company’s ability to expand its sales and marketing team and to achieve broad recognition of and customer acceptance for its AI platform; and the Company’s ability to successfully identify, execute and integrate future acquisitions; as well as the impact of future economic, competitive and market conditions, particularly those related to its strategic end markets; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Veritone. Certain of these judgments and risks are discussed in more detail in Veritone’s Registration Statements on Form S-1 and in its periodic reports filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Veritone or any other person that Veritone’s objectives or plans will be achieved. The forward-looking statements contained herein reflect the Company’s belief’s estimates and predictions as of the date hereof, and Veritone undertakes no obligation to revise or update the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events for any reason, except as required by law.

Company Contact:

Pete Collins, CFO

Veritone, Inc.

(888) 507-1737 x202

pcollins@veritone.com

Investor Relations Contact:

Scott Liolios and Matt Glover

Liolios Group, Inc.

(949) 574-3860

VERI@liolios.com

VERITONE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share and share data)

(Unaudited)

ASSETS	As of December 31,
	2017	2016
Cash and cash equivalents	$29,545	$12,078
Marketable securities	39,598	—
Accounts receivable, net of allowance for doubtful accounts of $38 and $0, respectively	7,691	4,834
Expenditures billable to clients	4,163	3,384
Prepaid expenses and other current assets	2,808	1,071

Total current assets	83,805	21,367
Property, equipment and improvements, net	680	68
Intangible assets, net	3,026	—
Other assets	1,047	913

Total assets	$88,558	$22,348

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$13,338	$12,321
Accrued media payments	5,999	6,777
Other accrued liabilities	4,442	3,060
Client advances	3,477	1,841
Convertible notes payable, net of discounts of $0 and $6,898, respectively	—	13,388
Warrant liability	—	7,114

Total current liabilities	27,256	44,501
Other liabilities	—	22

Total liabilities	27,256	44,523
Commitments and contingencies
Redeemable convertible preferred stock:
Series B Preferred Stock, par value $0.001 per share; no shares authorized, issued and outstanding at December 31, 2017, and 3,092,781 shares authorized, issued and outstanding at December 31, 2016 (aggregate liquidation preference of $18,138 at December 31, 2016)	—	17,897
Series A Preferred Stock, par value $0.001 per share; no shares authorized, issued and outstanding at December 31, 2017, and 5,666,667 shares authorized, 3,914,697 shares issued and outstanding at December 31, 2016 (aggregate liquidation preference of $ 8,353 at December 31, 2016	—	5,453

Total redeemable convertible preferred stock	—	23,350
Stockholders’ equity (deficit):
Preferred stock, par value $0.001 per share; 1,000,000 shares authorized at December 31, 2017; 0 shares issued and outstanding at December 31, 2017	—	—
Common stock, par value $0.001 per share; 75,000,000 and 38,500,000 shares authorized at December 31, 2017 and 2016, respectively; 16,158,883 and 2,620,803 shares issued and outstanding at December 31, 2017 and 2016, respectively	16	4
Additional paid-in capital	170,728	(293)
Accumulated deficit	(109,307)	(45,236)
Accumulated other comprehensive loss	(135)	—

Total stockholders’ equity (deficit)	61,302	(45,525)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$88,558	$22,348

VERITONE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share and share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net revenues	$3,499	$2,503	$14,413	$8,911
Cost of revenues	246	510	1,070	1,577

Gross profit	3,253	1,993	13,343	7,334

Operating expenses:
Selling and marketing	5,010	2,591	14,699	8,279
Research and development	4,357	2,543	13,970	7,900
General and administrative	6,714	4,212	31,436	14,935

Total operating expenses	16,081	9,346	60,105	31,114

Loss from operations	(12,828)	(7,353)	(46,762)	(23,780)
Other income (expense), net	39	(1,710)	(12,833)	(3,193)

Loss before provision for income taxes	(12,789)	(9,063)	(59,595)	(26,973)
Provision for income taxes	1	1	6	6

Net loss	(12,790)	(9,064)	(59,601)	(26,979)
Accretion of redeemable convertible preferred stock	—	(821)	(4,470)	(3,204)

Net loss attributable to common stockholders	$(12,790)	$(9,885)	$(64,071)	$(30,183)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.83)	$(4.12)	$(6.20)	$(14.59)

Weighted average shares outstanding attributable to common stockholders:
Basic and diluted	15,344,714	2,401,403	10,332,593	2,068,334

Comprehensive loss:
Net loss	$(12,790)	$(9,064)	$(59,601)	$(26,979)
Unrealized loss on marketable securities, net of income taxes	(72)	—	(134)	—
Foreign currency translation adjustments, net of income taxes	(1)	—	(1)	—

Total comprehensive loss	$(12,863)	$(9,064)	$(59,736)	$(26,979)

VERITONE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Year Ended December 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(59,601)	$(26,979)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	254	151
Intangible asset impairment charges	—	500
Amortization of debt discounts and issuance costs	3,740	3,604
Costs of warrants issued at IPO	5,790	—
Write-off of debt discounts and debt issuance costs at IPO	10,132	—
Change in fair value of warrant liability	(7,114)	(950)
Provision for doubtful accounts	107	—
Stock issued to dissenting shareholder	—	159
Stock-based compensation expense	16,089	1,730
Changes in assets and liabilities:
Accounts receivable	(2,964)	1,257
Expenditures billable to clients	(779)	(2,164)
Prepaid expenses and other current assets	(1,620)	(305)
Accounts payable	1,017	(9,188)
Accrued media payments	(778)	6,366
Other accrued liabilities	2,181	2,069
Customer advances	1,636	(3,005)

Net cash used in operating activities	(31,910)	(26,755)

Cash flows from investing activities:
Purchases of marketable securities	(39,850)	—
Capital expenditures	(665)	(37)
Intangible assets acquired	(3,034)	—
Deposits for operating leases	(779)	—
Other	—	(100)

Net cash used in investing activities	(44,328)	(137)

Cash flows from financing activities:
Net proceeds from public offerings	56,468	—
Proceeds from exercise of Primary Warrant	29,263	—
Proceeds received under the Bridge Loan Agreement	8,000	—
Proceeds from issuance of convertible note payable	—	20,000
Proceeds from exercise of stock options	131	77
Deferred IPO costs	—	(136)
Debt issuance costs	(68)	(168)
Other	(89)	—

Net cash provided by financing activities	93,705	19,773

Net increase (decrease) in cash and cash equivalents	17,467	(7,119)
Cash and cash equivalents, beginning of period	12,078	19,197

Cash and cash equivalents, end of period	$29,545	$12,078

Supplemental Disclosure of Cash Flow Information:
Cash paid during periods for:
Taxes paid	$6	$6
Non-cash investing and financing activities:
Unpaid deferred public offering costs	$126	$316
Conversion of convertible notes payable, including accrued interest, to common stock	$28,782	$—
Conversion of redeemable convertible preferred stock to common stock	$27,266	$—

VERITONE, INC.

NET REVENUES DETAIL

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Media agency revenues, net	$3,022	$2,207	$12,949	$8,404
AI platform revenues	477	296	1,464	507

Net revenues	$3,499	$2,503	$14,413	$8,911

VERITONE, INC.

RECONCILIATION OF GAAP NET LOSS TO EBITDAS

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(12,790)	$(9,064)	$(59,601)	$(26,979)
Provision for income taxes	1	1	6	6
Depreciation and amortization	77	59	254	151
Intangible asset impairment charges	—	—	—	500
Amortization of debt discounts and issuance costs	—	2,333	3,740	3,604
Cost of warrants issued at IPO	—	—	5,790	—
Write-off of debt discounts and debt issuance costs at IPO	—	—	10,132	—
Change in fair value of warrant liability	—	(833)	(7,114)	(950)
Stock issued to dissenting shareholder	—	—	—	159
Interest expense	—	210	496	286
Stock-based compensation expense	2,478	142	16,089	1,730

EBITDAS	$(10,234)	$(7,152)	$(30,208)	$(21,493)